Exhibit 3(ii)

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

ADVANT-E CORPORATION

Advant-e Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That Board of Directors of the Corporation, by the unanimous written consent of its members, adopted a resolution proposing and declaring advisable the following Amendment to the Certificate of Incorporation of said corporation:

SECOND: Immediately upon the effectiveness of this amendment to the Corporation’s Certificate of Incorporation (the “Effective Time”), each one (1) share of the Corporation’s common stock, par value $.001 per share, shall be converted into one thousand (1,000) shares of the Corporation’s common stock, par value $.001 per share, as constituted following the Effective Time.

THIRD: To accomplish the foregoing Amendment to the Certificate of Incorporation of the Corporation, the following paragraph is added at the end of ARTICLE FOURTH of the Certificate of Incorporation:

“Forward Stock Split. Effective as of the effectiveness of the Amendment to this Certificate of Incorporation adding this paragraph at the end of ARTICLE FOURTH and without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock, par value $001 per share, either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the time this Amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one thousand (1,000) shares of fully paid and nonassessable Common Stock, par value $.001 per share.”

FOURTH: In lieu of a meeting and vote of shareholders, 54.8% of the shareholders has given written consent to said Amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

FIFTH, that the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Advant-e Corporation has caused this Certificate to be signed by Jason K. Wadzinski, its President, this     day of         , 20    .

ADVANT-E CORPORATION